General Release

     Be it known that Jerry C. (J. C.) Spellman individually and as managing director for Bolina Trading Company, S.A., A Panamanian Corporation, also known as Bolina Trading Company, A Panamanian Corporation, and Jerry C. (J. C.) Spellman, as managing director of Bolena Trading Corporation, S.A., a Panamanian Corporation, and Jerry C. (J. C.) Spellman as Trustee for the WEFT Trust dated, the __ day of __, 19,__, ("Spellman and "Bolina and Bolena and WEFT,"
respectively); Spellman, Bolina, Bolena, and WEFT, being hereinafter collectively referred to as the "Spellman Parties" and also generically referred to as "Releasors"),

     In consideration of the entry by Equity Growth Systems, inc., a publicly held Delaware corporation , into a certain recission agreements with Edward "Ted Granville-Smith, Jr, a Florida Resident, hereinafter referred to as "Mr.
Granville-Smith", (or entities affiliated and/or controlled by Mr. Granville-Smith), a copy of which is amended hereto and made a part hereof. And marked Exhibit "A", and other valuable consideration, the adequacy of which is hereby acknowledged: the Spellman Parties, otherwise known as the Releasors, agrees as follows;

1. The Releasors hereby, jointly and severally, release and forever discharges Equity Growth Systems, inc., a publicly held Delaware corporation, (hereinafter referred to as the Releasee), from all causes of action, suits, debts, accounts, liabilities, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever, known or unknown, in law or in equity, which any of the Spellman Parties, individually or collectively have ever had, now has, or which any personal representative, successor, heir affiliates, directors, officers, advisors, agents, successors or assign of the Spellman Parties individually or collectively hereafter can, shall or may have, against the Releasee, for upon or by reason of any matter, cause or thing whatsoever, from the beginning of time to present.

2. The Release shall be binding upon and inure to the benefit of the Releasor and Releasee, their, heirs, successors, personal representatives, affiliates, directors, officers, advisors, agents, successors and assigns.

3. Jerry C. Spellman: is authorized to execute bind and obligate each of the Spellman Parties, separately or collectively, and on behalf of, and for the benefit of, each of the Spellman Parties, separately or collectively; has read this release and understands all the terms, provisions contained herein, and the consequences thereof.

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4. The terms  "Releasor" and "Releasee"  include the plural and all genders,  as the text requires.

     IN WITNESS WHEREOF, the Spellman Parties, separately or collectively, have caused this Release to be executed effective as of the date set forth below. Signed, sealed and delivered In Our Presence:



--------------------
Witness #1

---------------------
Witness #2

                                                       Jerry C. (J.C.) Spellman

                                                     /s/ Jerry C. Spellman /s/
                                                  -----------------------------

                                                       Jerry C. (J. C.) Spellman
                                                             individually and as
                                                           Managing Director for
                                                         Bolina Trading Company,
                                                              S.A., A Panamanian
                                                        Corporation, as managing
                                                      director of Bolena Trading
                                                              Corporation, S.A.,
                                                       a Panamanian Corporation,
                                                     and as Trustee for the WEFT
                                                  Trust dated, the __ day of __,
                                                                            19__

Dated: March 22, 1999


State of }
County of} ss.:

     Before me, an individual duly authorized to administer oaths, did personally appear Jerry C. (J. C.) Spellman, on behalf of himself individually and each entity listed above, personally known to me or produced identification ___________________________, who being duly sworn, did confirm that he executed the foregoing Agreement on the date first hereinbefore set forth, in the capacities indicated. My commission expires on:

(Seal)
                              /s/ Melinda Kaye Viscariella /s/
                           --------------------------
                                  Notary Public

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